Exhibit 99.3

FORM OF
LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES
INPIXON

Subscription Rights to Purchase Units Offered Pursuant to
Subscription Rights Distributed to Stockholders and Participating Warrant Holders
of Inpixon

December 7, 2018

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by Inpixon (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by the Company to subscribe for and purchase Units (as defined below), pursuant to non-transferable subscription rights (“Subscription Rights”) distributed to all holders of record of the Company’s common stock, $0.001 par value per share (the “Common Stock”), Series 4 Convertible Preferred Stock, $0.001 par value per share (the “Series 4 Preferred”), and participating warrants, as of 5:00 p.m., Eastern Time, on December 6, 2018 (the “Record Date”). Each Unit entitles the holder to one share of the Company’s Series 5 Convertible Preferred Stock, $0.001 par value per share, and 200 Warrants. Each Warrant will be exercisable for one share of Common Stock. The Subscription Rights and Units are described in the prospectus supplement dated December 7, 2018 (a copy of which accompanies this notice) (as it may be amended from time to time, the “Prospectus Supplement”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 10,000 Units, subject to increase as described in the Prospectus Supplement, on the terms and subject to the conditions described in the Prospectus Supplement, at a subscription price of $1,000 per Unit (the “Subscription Price”). Of the aggregate unit amount of 10,000, 30%, or 3,000 units, shall be offered for purchase by the investors signatory to the Securities Purchase Agreement, dated January 5, 2018, in accordance with the participation rights granted thereunder.

The Subscription Rights may be exercised at any time during the subscription period, which commences on December 7, 2018 and ends at 5:00 p.m., Eastern Time, on December 21, 2018, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus Supplement, each beneficial owner of shares of Common Stock, Series 4 Preferred or participating warrants is entitled to one Subscription Right for every share of Common Stock held or underlying the Series 4 Preferred or participating warrants held by such beneficial owner on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”) registered in the name of such owner or its nominee. Each Subscription Right entitles holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). Subject to stock ownership limitations described in the Prospectus Supplement, if sufficient Units are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Units exceed the remaining Units available, the remaining Units will be allocated pro-rata among holders who over-subscribe based on the number of shares of Common Stock held or underlying the participating warrants held by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holder receiving a greater number of Units than the holder subscribed for, then such holder will be allocated only the number of Units for which the holder oversubscribed, and the remaining Units will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Unit. Any excess subscription payment received by the subscription agent will be returned, without interest or penalty, within 10 business days following the expiration of the Offering.

The Company is asking persons who hold shares of the Company’s Common Stock, Series 4 Preferred or participating warrants beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the subscription agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

The Company is asking you to contact your clients for whom you hold shares of Common Stock, Series 4 Preferred or participating warrants registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus Supplement;

2.	Form of Letter to Stockholders Who are Beneficial Holders;

3.	Form of Beneficial Owner Election Form; and

4.	Form of Nominee Holder Certification.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the subscription agent, as indicated in the Prospectus Supplement. The subscription agent must receive the property completed and duly executed Subscription Rights Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT (888) 789-8409.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS SUPPLEMENT.

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